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                     January 28, 2021

       Aaron Skonnard
       Chief Executive Officer
       Pluralsight, Inc.
       42 Future Way
       Draper, Utah 84020

                                                        Re: Pluralsight, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 7,
2021
                                                            File No. 001-38498

       Dear Mr. Skonnard:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Doug Schnell